Exhibit 99.1

Contact:

Stacey Leaños

Associate Director, Investor and Public Relations

Cerus Corporation

925-288-6171

Cerus Corporation Reports Second Quarter 2016 Results

CONCORD, CA, August 4, 2016 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the second quarter ended June 30, 2016.

Recent developments include:

•	With confirmation of local Zika cases in Florida, the FDA has advised blood establishments in the affected counties to either cease local blood collections, implement pathogen reduction technology, and/or implement testing via an investigational donor screening test.

•	The Biomedical Advanced Research and Development Authority (BARDA) awarded Cerus a 5-year contract with potential funding of up to $181 million to support the development of the INTERCEPT Red Blood Cell System in the U.S.

•	A total of 14 U.S. blood centers are now routinely producing INTERCEPT-treated products, including the American Red Cross.

•	Blood Centers of America (BCA) members representing 54% of the aggregate volume of platelets produced by the whole BCA membership have executed participation agreements for adoption of the INTERCEPT Blood System under a master framework agreement.

•	Received Health Canada approval for use of the INTERCEPT Blood System for plasma.

•	Donated INTERCEPT Blood System kits to HEMORIO intended to help combat against potential transmission of viruses such as Zika, dengue fever, and chikungunya via blood transfusion during the summer Olympic Games in Rio de Janeiro.

•	The Swiss Red Cross Humanitarian Foundation awarded a grant of 2 million Swiss Francs to Cerus, the University Hospital of Basel, and the Swiss Transfusion SRC to complete clinical studies to develop a whole blood pathogen inactivation system for use in Africa.

“As anticipated, a growing number of our contracted customers are entering into routine use with INTERCEPT, and we are focused on converting the remaining contracted customers into routine use throughout the remainder of 2016. Of particular significance, the American Red Cross has gone live at their first facility,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “Moreover, having secured the BARDA funding for the INTERCEPT red cell program, we are now in a position to more aggressively fund the development and launch of the full INTERCEPT portfolio globally.”

Revenue

Revenue for the second quarter of 2016 was $9.3 million, up 5% from the $8.8 million recognized during the same period in 2015. The increase in reported revenue for the quarter was primarily driven by increased utilization of platelet kits in our European markets, contribution from our U.S. commercial launch, and to a lesser extent, slightly favorable foreign exchange rates. Revenue for the first six months of 2016 was $16.9 million, up 2% from the first six months of 2015, similarly driven by increased platelet sales in our European markets and sales to U.S. customers.

The Company continues to expect 2016 global revenue in the range of $37 million to $40 million with anticipated second half growth supported by new business opportunities in both its European and U.S. markets.

Gross Margins

Gross margins for the second quarter of 2016 were 46%, compared to 20% for the second quarter of 2015. Gross margins for the first six months of 2016 were 45%, compared to 29% for the first six months of 2015. Gross margins for the three and six months ended June 30, 2016 were less affected by the volatile foreign exchange rates seen during the three and six months ended June 30, 2015, which resulted in a compression of margins during that time. In addition, a higher ratio of platelet units were sold during the three and six months ended June 30, 2016, compared to that of 2015. Further, the elimination of the royalty previously owed to Fresenius Kabi AG in the fourth quarter of 2015 also drove improved gross margins when comparing 2016 results to those in 2015.

Operating Expenses

Total operating expenses for the second quarter of 2016 were $21.0 million, compared to $17.3 million for the second quarter of 2015. Total operating expenses for the first six months of 2016 were $39.7 million, compared to $34.7 million for the first six months of 2015. Research and development expenses drove the majority of the reported increase due to activities to support our platelet label claim extension efforts, required post marketing platelet studies in the U.S., and preparation of the anticipated 2016 CE Mark submission for the red blood cell system. To a lesser extent, selling, general and administrative expenses were also up, driven by increased 2016 U.S. commercialization costs, partially offset by current year efficiencies realized from other administrative areas.

Operating and Net Loss

Operating losses during the second quarter of 2016 were $16.7 million, compared to $15.5 million for the second quarter of 2015, and $32.1 million compared to $29.9 million for the six months ended June 30, 2016 and June 30, 2015, respectively.

Net loss for the second quarter of 2016 was $18.2 million, or $0.18 per diluted share, compared to a net loss of $16.0 million, or $0.17 per diluted share, for the second quarter of 2015. Net loss for the first half of 2016 was $35.0 million, or $0.35 per share on a fully diluted basis, compared to a net loss of $25.4 million, or $0.30 per share on a fully diluted basis, for the same period of 2015.

Net loss in the prior year period was negatively impacted by the mark-to-market adjustments of the Company’s previously outstanding warrants, which resulted in non-cash charges of $2.7 million during the second quarter of 2015.

Net loss for the first half of 2015 was positively impacted by the mark-to-market adjustments of the Company’s previously outstanding warrants, which resulted in non-cash gains of $3.6 million during the first half of 2015. The Company has no remaining outstanding warrants and as such, does not expect mark-to-market adjustments going forward.

Cash, Cash Equivalents and Investments

At June 30, 2016, the Company had cash, cash equivalents and short-term investments of $88.5 million compared to $107.9 million at December 31, 2015.

At June 30, 2016, the Company had approximately $20 million in outstanding debt under its loan agreement with Oxford Finance.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the company’s website, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 7506644. The replay will be available approximately three hours after the call through August 18, 2016.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood transfusion safety. The INTERCEPT Blood System is designed to reduce the risk of transfusion-transmitted infections by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action of the INTERCEPT treatment is designed to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, as well as emerging pathogens such as chikungunya, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in the United States, Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Red Blood Cell system is in clinical development. See http://www.cerus.com for information about Cerus.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements concerning potential funding under Cerus’ contract with BARDA; Cerus’ expectation regarding the conversion of contracted customers into routine use during 2016 and its expectation that the American Red Cross will initiate production with INTERCEPT at additional distribution sites; Cerus’ 2016 annual revenue guidance; Cerus’ platelet label claim extension efforts; and Cerus’ anticipated 2016 CE Mark submission for the red blood cell system. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risks that Cerus may not meet its revenue guidance for 2016 and/or realize meaningful revenue contributions from U.S. customers in 2016 or otherwise, particularly since Cerus cannot guarantee the volume or timing of commercial purchases, if any, that its U.S. customers may make under Cerus’ commercial agreements with these customers; risks associated with Cerus’ lack of commercialization experience in the U.S. and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System for platelets and plasma in the U.S., including as a result of licensure requirements that must be satisfied by U.S. customers prior to their engaging in interstate transport of blood components processed using the INTERCEPT Blood System; risks related to Cerus’ ability to commercialize the INTERCEPT Blood System in the U.S. without infringing on the intellectual property rights of others; risks related to Cerus’ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction and the INTERCEPT Blood System is safe, effective and economical; the uncertain and time-consuming development and regulatory process, including the risks (a) that Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT platelet and plasma systems, including by successfully completing required post-approval studies, which could result in a loss of U.S. marketing approval for the INTERCEPT platelet and/or plasma systems, (b) related to Cerus’ ability to expand the label claims and product configurations for the INTERCEPT platelet and plasma systems in the U.S. , which will require additional regulatory approvals and (c) that Cerus may be unable to file for CE Mark approval of the red blood cell system in Europe in the anticipated timeframe or at all, and even if filed, Cerus may be unable to obtain CE Mark approval, or any other regulatory approvals, of the red blood cell system in a timely manner or at all; risks related to adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or weakening economic conditions in the markets where Cerus sells its products; risks associated with the uncertain nature of BARDA’s funding over which Cerus has no control as well as actions of Congress and governmental agencies which may adversely affect the availability of funding under Cerus’ contract with BARDA and/or BARDA’s exercise of any potential subsequent option periods, such that the total actual value of the BARDA contract to CERUS may be substantially less than anticipated; that BARDA is entitled to terminate the BARDA contract at any time for its convenience and is not otherwise obligated to provide continued funding beyond current year amounts from Congressionally approved annual appropriations; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective manufacturing supply chain, including the ability of its manufacturers to comply with extensive FDA and foreign regulatory agency requirements; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to produce, market and distribute its products; risks related to future opportunities and plans, including the uncertainty of future revenues and other financial performance and results, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including in Cerus‘ Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 6, 2016. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$9,251	$8,830	$16,883	$16,522
Cost of revenue	4,976	7,028	9,239	11,742

Gross profit	4,275	1,802	7,644	4,780

Operating expenses:
Research and development	8,557	5,213	15,474	10,794
Selling, general and administrative	12,406	12,063	24,153	23,781
Amortization of intangible assets	51	51	101	101

Total operating expenses	21,014	17,327	39,728	34,676

Loss from operations	(16,739)	(15,525)	(32,084)	(29,896)
Non-operating (expense) income, net	(444)	(2,482)	(1,150)	2,448

Loss before income taxes	(17,183)	(18,007)	(33,234)	(27,448)
Provision (benefit) for income taxes	983	(2,035)	1,795	(2,016)

Net loss	$(18,166)	$(15,972)	$(35,029)	$(25,432)

Net loss per share:
Basic	$(0.18)	$(0.17)	$(0.35)	$(0.27)
Diluted	$(0.18)	$(0.17)	$(0.35)	$(0.30)

Weighted average shares outstanding used for calculating net loss per share:
Basic	101,563	95,728	100,517	94,576
Diluted	101,563	95,728	100,517	95,682

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$7,704	$71,018
Short-term investments and marketable equity securities	80,837	36,861
Accounts receivable	5,149	5,794
Inventories	12,111	10,812
Prepaid expenses and other current assets	6,411	5,921

Total current assets	112,212	130,406
Non-current assets:
Property and equipment, net	3,216	3,549
Goodwill and intangible assets, net	2,155	2,256
Restricted cash and other assets	2,868	3,191

Total assets	$120,451	$139,402

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$16,629	$15,070
Manufacturing and development obligations – current	2,221	3,282
Debt – current	6,127	2,956
Deferred revenue – current	767	554

Total current liabilities	25,744	21,862
Non-current liabilities:
Debt – non-current	13,726	16,848
Deferred income taxes	140	122
Manufacturing and development obligations – non-current	4,844	4,542
Other non-current liabilities	1,356	1,263

Total liabilities	45,810	44,637
Stockholders’ equity	74,641	94,765

Total liabilities and stockholders’ equity	$120,451	$139,402